Exhibit 99.1

Lipocine Announces Health Canada Approval of TLANDO® for Testosterone Replacement Therapy

SALT LAKE CITY, October 7, 2026 -- Lipocine Inc. (NASDAQ: LPCN), a specialty pharmaceutical company focused on the development of novel oral therapeutics, today announced that, through Lipocine’s licensing partner Verity Pharmaceuticals Inc (Verity Pharma), Health Canada has approved TLANDO® (testosterone undecanoate) capsules for testosterone replacement therapy in adult males for the conditions associated with a deficiency or absence of endogenous testosterone (male hypogonadism). Verity Pharma holds exclusive commercial rights to TLANDO in North America and is planning for launch and commercialization in the Canadian market by the end of 2026.

“Men with low testosterone in Canada have been served largely by injections and topical gels, and Health Canada’s approval of TLANDO means they will have access to a convenient oral option without needing dose titration,” said Dr. Mahesh Patel, President and Chief Executive Officer of Lipocine. “This approval represents an important step in expanding the geographic reach of TLANDO and further validates the value of Lipocine’s partnered commercial strategy. We look forward to supporting Verity as it prepares for launch in Canada.”

“Health Canada’s approval of TLANDO gives Canadian men with hypogonadism and their physicians a new oral treatment option with a simple, fixed dosing regimen that does not require dose titration,” said Dr. Neil Flesher, Chief Medical Officer of Verity Pharma. “Starting and managing testosterone therapy can be complicated for both patients and prescribers, and a fixed dose can make treatment easier to start. We value our partnership with Lipocine and look forward to making TLANDO available to patients across Canada.”

Lipocine and Verity Pharma entered into an exclusive license agreement in January 2024 under which Verity Pharma gained commercial rights to TLANDO in the United States and Canada. Verity Pharma is responsible for regulatory and commercialization obligations in both markets and for further development of the TLANDO franchise in North America.

The Canadian TRT Market

More than 700,000 prescriptions are written annually in Canada for TRT, and approximately 50% of this patient population is covered through private insurance. Promotional activity surrounding currently available TRT products in Canada is limited, which Lipocine believes creates an opportunity for TLANDO to capture a meaningful share of this large and growing market.

Intramuscular injections hold the largest share of TRT prescriptions. Topical gels are also widely used but carry a risk of transference to others and are messy to apply. Both injections and topical gels require titration and have been associated with compliance issues and high rates of discontinuation. Lipocine believes a safe and effective oral therapy without a titration requirement can improve patient convenience and compliance while eliminating the transference risk of gels and the injection site reactions associated with injectables.

About TLANDO Canada

TLANDO is approved by Health Canada as a testosterone replacement therapy in adult males indicated for conditions associated with a deficiency or absence of endogenous testosterone (male hypogonadism).

IMPORTANT SAFETY INFORMATION

TLANDO Testosterone Undecanoate Capsules, 112.5mg, For oral use

TLANDO should not be used to treat non-specific symptoms suggestive of hypogonadism if testosterone deficiency has not been demonstrated and if other etiologies responsible for the symptoms have not been excluded. Testosterone deficiency should be clearly demonstrated by clinical features and confirmed by two separate validated biochemical assays (morning testosterone) before initiating therapy with any testosterone replacement, including TLANDO treatment.

1.1. Pediatrics

Pediatrics (males < 18 years old): No data are available to Health Canada; therefore, Health Canada has not authorized an indication for pediatric use.

1.2. Geriatrics

Geriatrics (males ≥ 65 years): There have not been sufficient numbers of geriatric patients in controlled clinical studies with TLANDO to determine whether use in the geriatric population is associated with differences in safety or effectiveness. Therefore, safety and efficacy of TLANDO in men with age-related hypogonadism has not been established.

2. Contraindications

TLANDO (testosterone undecanoate capsules) is contraindicated in:

●	Patients with known hypersensitivity to this drug or to any of its ingredients. For a complete listing of ingredients see 6 Dosage Forms, Composition and Packaging.

●	Men with known or suspected carcinoma of the breast or prostate r (See 7 Warnings and Precautions).

●	Women and women who are pregnant. Testosterone is teratogenic and may cause fetal harm (see 16 Non-clinical Toxicology). Testosterone can cause virilization of the female fetus when administered to a pregnant woman (see 7.1.1. Warnings and precautions, Special Populations, Pregnancy).

7. Warnings and Precautions

General

If testosterone deficiency has not been established, testosterone replacement therapy should not be used for the treatment of sexual dysfunction. With large doses of exogenous androgens, including TLANDO, spermatogenesis may be suppressed through feedback inhibition of pituitary follicle-stimulating hormone (FSH) possible leading to adverse effects on semen parameters including sperm count.

TLANDO should not be used to attempt to improve body composition, bone and muscle mass, increase lean body mass and decrease total fat mass. Efficacy and safety have not been established. Serious long-term deleterious health issues may arise. TLANDO has not been shown to be safe and effective for the enhancement of athletic performance. Because of the potential risk of serious adverse health effects, this drug should not be used for such purpose.

Clinical studies have not established testosterone replacement therapy as a treatment for male infertility.

Carcinogenesis and Genotoxicity

Prostate

Androgens may accelerate the progression of sub-clinical prostatic cancer and benign prostatic hyperplasia (BPH). Patients receiving testosterone replacement therapy should undergo careful and regular monitoring of the prostate gland consistent with current practices for eugonadal men. Prior to testosterone initiation, at risk patients (those with clinical and familial factors) should be identified and all patients must undergo a detailed examination, including the monitoring of the prostate specific antigen (PSA), in order to detect preexisting prostatic cancer (see Monitoring and Laboratory Tests).

Geriatric patients treated with testosterone products may be at an increased risk for the development of prostatic hyperplasia and prostatic carcinoma.

Breast

Patients using long-term parenteral testosterone replacement therapy may be at an increased risk for the development of breast cancer. In men receiving testosterone replacement therapy, careful and regular monitoring of the breast should be conducted.

Skeletal

Patients with skeletal metastases are at risk of exacerbating hypercalcemia/ hypercalciuria with concomitant testosterone replacement therapy. Regular monitoring of serum calcium concentrations is recommended in these patients.

Cardiovascular

Before starting testosterone therapy, patients should be assessed for any cardiovascular risk factors (e.g., existing ischemic heart disease) or prior history of cardiovascular events (e.g., myocardial infarction, stroke, or heart failure); ensure that blood pressure is adequately controlled. Check blood pressure approximately 6 weeks after initiating TLANDO and periodically thereafter. Treat new-onset hypertension or exacerbations of pre-existing hypertension and re-evaluate whether the benefits of continued treatment with TLANDO outweigh its risks in patients who develop cardiovascular risk factors or cardiovascular disease.

Cardiovascular risk

The results of TRAVERSE, a randomized, double-blind, placebo-controlled phase 4 clinical trial study, indicated that testosterone-replacement therapy did not influence the incidence of major adverse cardiac events in middle-aged and older patients with hypogonadism and with pre-existing or an increased risk of cardiovascular diseases (topical testosterone gel 7.0% vs. placebo 7.3%). However, additional adverse reactions reported in TRAVERSE at an incidence rate >2% in either treatment group and greater in topical testosterone gel versus placebo included: nonfatal arrythmias warranting intervention (5.2% vs 3.3%), atrial fibrillation (3.5% vs 2.4%), acute kidney injury (2.3% vs 1.5%) and bone fracture (3.5% vs 2.5%). For the adverse reaction of bone fracture, each event was adjudicated by clinical review. In the TRAVERSE Study, topical testosterone gel was associated with a higher risk of VTE (1.7% vs 1.2%) which included deep vein thrombosis (0.6% vs 0.5%) and pulmonary embolism (0.9% vs 0.5%)

Edema

Androgens, including TLANDO, may promote retention of sodium and water. Edema, with or without congestive heart failure, may be a serious complication in patients with pre-existing cardiac, renal, or hepatic disease. Diuretic therapy may be required, in addition to discontinuation of the drug.

Increase in blood pressure

Testosterone may increase blood pressure and is not recommended in patients with uncontrolled hypertension. Based on ambulatory blood pressure monitoring (ABPM) in Study 18-001, TLANDO increased mean systolic/diastolic BP by 4.3/1.4 mm Hg from baseline after 4 months of treatment. In patients with hypertension on antihypertensive therapy, TLANDO increased the mean systolic/diastolic BP by 4.8/1.6 mm Hg from baseline (see 8 Adverse Reactions). Blood pressure increases can increase cardiovascular (CV) risk over time. There have been post-marketing reports of venous thromboembolic events, including deep vein thrombosis (DVT) and pulmonary embolism (PE), in patients using testosterone products. Evaluate patients who report symptoms of pain, edema, warmth and erythema in the lower extremity for DVT and those who present with acute shortness of breath for PE. If a venous thromboembolic event is suspected, discontinue treatment with TLANDO and initiate appropriate management.

Dependence, Tolerance and/or Abuse Liability

TLANDO contains testosterone undecanoate, which is a Schedule G controlled substance as defined by the Food and Drugs Act.

Testosterone has been subject to abuse, typically at doses higher than recommended for the approved indication(s) and in combination with other anabolic androgenic steroids. Counsel patients concerning the serious adverse reactions associated with abuse of testosterone and anabolic androgenic steroids. Conversely, consider the possibility of testosterone and anabolic androgenic steroid abuse in suspected patients presenting with serious cardiovascular or psychiatric adverse events.

Abuse

Abuse and misuse of testosterone are seen in male and female adults and adolescents. Testosterone, often in combination with other anabolic androgenic steroids (AAS), and not obtained by prescription through a pharmacy, may be abused by athletes and bodybuilders. There have been reports of misuse by men taking higher doses of legally obtained testosterone than prescribed and continuing testosterone despite adverse events or against medical advice.

Abuse-Related Adverse Reactions

Serious adverse reactions have been reported in individuals who abuse anabolic androgenic steroids (with fatal outcomes in some cases) and include cardiac arrest, myocardial infarction, hypertrophic cardiomyopathy, congestive heart failure, cerebrovascular accident, hepatotoxicity, and serious psychiatric manifestations, including major depression, mania, paranoia, psychosis, delusions, hallucinations, hostility and aggression.

The following adverse reactions have also been reported in men: transient ischemic attacks, convulsions, hypomania, irritability, dyslipidemias, testicular atrophy, subfertility, and infertility.

The following additional adverse reactions have been reported in women: hirsutism, virilization, deepening of voice, clitoral enlargement, breast atrophy, male-pattern baldness, and menstrual irregularities.

The following adverse reactions have been reported in male and female adolescents: premature closure of bony epiphyses with termination of growth, and precocious puberty.

Because these reactions are reported voluntarily from a population of uncertain size and may include abuse of other agents, it is not always possible to reliably estimate their frequency or establish a causal relationship to drug exposure.

Dependence

Continued abuse of testosterone and other anabolic steroids leading to addiction is characterized by the following behaviors:

●	Taking greater dosages than prescribed

●	Continued drug use despite medical and social problems due to drug use

●	Spending significant time to obtain the drug when supplies of the drug are interrupted

●	Giving a higher priority to drug use than other obligations

●	Having difficulty in discontinuing the drug despite desires and attempts to do so

●	Experiencing withdrawal symptoms upon abrupt discontinuation of use

Physical dependence is characterized by withdrawal symptoms after abrupt drug discontinuation or a significant dose reduction of a drug. Individuals taking supratherapeutic doses of testosterone may experience withdrawal symptoms lasting for weeks or months which include depressed mood, major depression, fatigue, craving, restlessness, irritability, anorexia, insomnia, decreased libido and hypogonadotropic hypogonadism.

Drug dependence in individuals using approved doses of testosterone for approved indications has not been documented.

Endocrine and Metabolism

Androgens, including TLANDO, should be used with caution in cancer patients at risk of hypercalcemia (and associated hypercalciuria). Regular monitoring of serum calcium concentrations is recommended in these patients.

Testosterone products have been shown to alter glucose tolerance tests. Diabetics should be followed carefully and the insulin or oral hypoglycemic dosage adjusted accordingly.

In addition, decreases in concentrations of thyroxin-binding globulins may occur, resulting in decreased total T4 serum concentrations and increased resin uptake of triiodothyronine (T3) and thyroxine (T4). Free thyroid hormone concentrations remain unchanged, however, and there is no clinical evidence of thyroid dysfunction.

Changes in serum lipid profile may require dose adjustment of lipid lowering drugs or discontinuation of testosterone therapy.

Genitourinary

Patients with benign prostatic hyperplasia (BPH) may develop acute urethral obstruction. Patients should be monitored for worsening of signs and symptoms of BPH.

Hematologic

Increases in hematocrit levels, reflective of increases in red blood cell mass, may require lowering of dose or discontinuation of therapy. Check hematocrit prior to initiating treatment. It would also be appropriate to re-evaluate hematocrit 3 to 6 months after starting treatment, and then annually. If hematocrit becomes elevated, stop therapy until hematocrit decreases to an acceptable level. If TLANDO is restarted and again causes hematocrit to become elevated, stop TLANDO permanently. An increase in red blood cell mass may increase the risk of thromboembolic events.

Hepatic/Biliary/Pancreatic

Prolonged use of high doses of orally active 17-alpha-alkyl androgens (e.g., methyltestosterone) has been associated with serious hepatic adverse effects (peliosis hepatis, hepatic neoplasms, cholestatic hepatitis, and jaundice). Peliosis hepatis can be a life-threatening or fatal complication. Long-term therapy with intramuscular testosterone enanthate has produced multiple hepatic adenomas. TLANDO is not a 17 alpha-alkyl androgen and is not known to produce hepatic adverse effects associated with 17-alpha-alkyl androgens. Nonetheless, patients should be instructed to report any signs or symptoms of hepatic dysfunction (e.g., jaundice). If these occur, promptly discontinue TLANDO while the cause is evaluated.

Monitoring and Laboratory Tests

The patient should be monitored (including serum testosterone levels) at baseline and on a regular basis to ensure adequate response to treatment. The following laboratory tests, performed routinely, are recommended to ensure that adverse experience possibly caused by or related to testosterone replacement therapy is detected and addressed:

●	hemoglobin and hematocrit levels should be checked periodically (to detect polycythemia);

●	liver function tests;

●	prostate specific antigen (PSA), digital rectal examination (DRE), especially if the patient presents with progressive difficulty with urination or a change in voiding habits;

●	lipid profile, total cholesterol, LDL, HDL, and triglycerides; serum cholesterol levels may increase and/or decrease during androgen therapy; serum prolactin levels may increase, monitor prior and following initiation of treatment;

●	diabetics should be followed carefully and the insulin or oral hypoglycemic dosage adjusted accordingly (see 9.4 Drug-Drug Interactions).

Reproductive Health

●	Fertility

Oligospermia may occur after prolonged administration or excessive dosage. With large doses of exogenous androgens, including TLANDO, spermatogenesis may be suppressed through feedback inhibition of pituitary follicle-stimulating hormone (FSH) possibly leading to adverse effects on semen parameters including sperm count. Patients should be informed of this possible risk when deciding whether to use or to continue to use TLANDO.

Reduced fertility is observed in some men taking testosterone replacement therapy. Testicular atrophy, subfertility, and infertility have also been reported in men who abuse anabolic androgenic steroids. With either type of use, the impact on fertility may be irreversible.

●	Function

Gynecomastia may develop and persist in patients being treated for hypogonadism. Priapism or excessive sexual stimulation may develop.

If testosterone deficiency has not been established, testosterone replacement therapy should not be used for the treatment of sexual dysfunction.

Respiratory

The treatment of hypogonadal men with testosterone products may potentiate sleep apnea in some patients, particularly for those with risk factors such as obesity or chronic lung diseases.

7.1. Special Populations

7.1.1. Pregnancy

TLANDO is contraindicated in pregnant women and not indicated for use in females. TLANDO may cause fetal harm when administered to a pregnant woman based on data from animal studies and its mechanism of action (see 2 Contraindications, 10 Clinical Pharmacology and 16 Nonclinical Toxicology). Testosterone exposure during pregnancy has been reported to be associated with fetal abnormalities. Testosterone is known to cause virilization of the external genitalia of the female fetus when administrated to pregnant women. In animal developmental studies, exposure to testosterone in utero resulted in hormonal and behavioral changes in offspring and structural impairments of reproductive tissues in female and male offspring. These studies did not meet current standards for nonclinical development toxicity studies. If a pregnant woman is exposed to testosterone, she should be apprised of the potential hazard to the fetus (see 16 Non-Clinical Toxicology).

7.1.2. Breastfeeding

TLANDO should not be used in nursing women. TLANDO may cause serious adverse reactions in nursing infants. It is unknown if testosterone undecanoate is excreted in human milk.

7.1.3. Pediatrics

No data are available to Health Canada; therefore, Health Canada has not authorized an indication for pediatric use.

7.1.4. Geriatrics

There have not been sufficient numbers of geriatric patients in controlled clinical studies with TLANDO to determine whether efficacy or safety in those over 65 years of age differs from younger subjects. Therefore, safety and efficacy of TLANDO in men with age-related hypogonadism has not been established.

8. Adverse Reactions

8.1. Adverse Reaction Overview

Safety of TLANDO was evaluated in Phase 1, 2, and 3 trials with treatment duration between 1 day and 52 weeks at doses of 50 to 225 mg (for single dose studies) and between 75 and 300 mg BID (for multiple dose studies). Among the 654 patients that received TLANDO, the following Treatment-Related Treatment Emergent Adverse Events were reported in at least 1.0% of the patients: headache (1.5%), increased hematocrit (1.2%).

In addition, testosterone has been subject to abuse, typically at doses higher than recommended for the approved indication and in combination with other anabolic androgenic steroids. Anabolic androgenic steroid abuse can lead to serious cardiovascular and psychiatric adverse reactions (see 7 Warnings and Precautions, Dependence, Tolerance and/or Abuse Liability).

8.2. Clinical Trial Adverse Reactions

Clinical trials are conducted under very specific conditions. The adverse reaction rates observed in the clinical trials, therefore, may not reflect the rates observed in practice and should not be compared to the rates in the clinical trials of another drug. Adverse reaction information from clinical trials may be useful in identifying and approximating rates of adverse drug reactions in real-world use.

TLANDO was evaluated in multiple clinical trials conducted in hypogonadal men, a total of 654 subjects were exposed to TLANDO, including 210 subjects who participated in a 52-week pivotal safety study, 95 subjects who participated in a pivotal efficacy study and 138 subjects who participated in the ambulatory blood pressure monitoring (ABPM) study.

The 52-week pivotal safety study (Study 13-001) was an active controlled randomized study with dose titration in hypogonadal men, including 210 subjects receiving TLANDO and 104 receiving Health Canada approved topical gel product AndroGel 1.62% (active control arm). All subjects started at the dose of 225 mg BID that could be increased to 300 mg BID or decreased to 150 mg BID (based on testosterone levels) after approximately 3 and 7 weeks of treatment. Throughout the study (after week 3), between 52% and 58% of the subjects were dosed at 225 mg BID. Subject’s mean age at baseline was 53.1 years. Mean weight and BMI of subjects at baseline were 97.8 kg and 30.9 kg/m2, respectively. Most of the subjects enrolled were white (83.8%), followed by black or African American (13.3%), while subjects of other races comprised less than 3%.

8.3. Less Common Clinical Trial Adverse Reactions

Blood and Lymphatic System:	anemia, blood triglyceride increased, hemoglobin increased, high density lipoprotein decreased, hypercholesterolemia, hyperlipidemia, lipids Increased, polycythaemia, red blood cell count increased

Cardiovascular Disorders:	atrial fibrillation, blood pressure increased, cardiac flutter, electrocardiogram change/abnormal, electrocardiogram T wave inversion, enzyme level increased, heart rate increased, mitral valve incompetence, palpitations, tachycardia, tricuspid valve incompetence, ventricular hypertrophy

Endocrine investigations:	blood prolactin increased

Gastrointestinal disorders:	constipation

General disorders:	oedema peripheral

Hepatic System:	alanine aminotransferase increased

Nervous System:	dizziness, sleep apnea syndrome, tension headache, transient ischemic attack
Psychiatric System:
abnormal dreams, agitation, anxiety, insomnia, irritability, libido decreased, mood altered, panic attack, restlessness

Renal and Reproductive System:	prostatic specific antigen increased, prostatitis, prostatomegaly, urinary retention

Other Potential Androgen Effects:	gynaecosmastia, hirsutism, oedema

8.5. Post-Market Adverse Reactions

The following adverse reactions have been identified during post-approval use of testosterone replacement products. Because these reactions are reported voluntarily from a population of uncertain size, it is not always possible to reliably estimate their frequency or establish a causal relationship to drug exposure.

Cardiovascular Disorders: myocardial infarction, stroke

Vascular Disorders: venous thromboembolism

Find the full product monograph that is prepared for healthcare professionals and includes Patient Medication Information by visiting the Health Canada Drug Product Database website (http://www.canada.ca/en/health-canada/services/drugs-health-products/drug-products/drugs-product-datebase.html); the manufacturers website www.veritypharma.com; or by calling 1-800-977-9778

About Lipocine

Lipocine is a biopharmaceutical company developing oral therapeutics using its proprietary drug-delivery technology platform. The Company advances product candidates addressing significant unmet medical needs and explores partnerships to support their development and commercialization.

Lipocine’s development pipeline includes: LPCN 1154 for the treatment of postpartum depression, LPCN 2201 for treatment of major depressive disorder, LPCN 2101 for the treatment of epilepsy, LPCN 2203 targeted for the management of essential tremor, LPCN 2401 as an aid for improved body composition in obesity management, LPCN 1148 targeted for the management of symptoms associated with liver cirrhosis, and LPCN 1107 our candidate for prevention of preterm birth. TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate developed by Lipocine, is approved by the FDA for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism, in adult males. For more information, please visit www.lipocine.com.

Forward Looking Statements

This release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding our development of our products and product candidates and related efforts with the FDA, including the design, planned enrollment, timing and potential outcomes of the BLOOM study; the sufficiency of existing financial and operational resources to execute the study; expected average monthly cash use, study expenditures and cash needs; the timing of clinical trials and regulatory submissions, the potential uses and benefits of our products and product candidates, the commercial potential for our product candidates, and potential strategic partnerships and other opportunities. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks that we may not be successful in developing product candidates, we may not have sufficient capital to complete the development processes for our product candidates or we may decide to allocate our available capital to other product candidates, we may not be able to enter into partnerships or other strategic relationships to monetize our assets, safety and efficacy studies, including those relating to LPCN 1154, may not be successful or may not provide results that would support the submission of an NDA, the FDA may not approve any of our products, risks related to our products, expected product benefits not being realized, clinical and regulatory expectations and plans not being realized, new regulatory developments and requirements, risks related to the FDA approval process including the receipt of regulatory approvals and our ability to utilize a streamlined approval pathway for LPCN 1154, the results and timing of clinical trials, variability in enrollment and site performance, study costs exceeding current estimates, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

SOURCE Lipocine Inc.

For further information:

Krista Fogarty

Phone: (801) 994-7383

kf@lipocine.com

Investors:

PJ Kelleher

Phone: (617) 430-7579

pkelleher@lifesciadvisors.com